CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Step-up Callable Notes due September 2024	$5,000,000	$573.00

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

(2) Paid herewith.

Filed under Rule 424(b)(2), Registration Statement No. 333-172579

Westpac Banking Corporation	Pricing Supplement No. 46 - Dated September 6, 2012 (To: Prospectus Dated May 10, 2012)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	FDIC Guaranteed	Product Ranking

96121BBY2	$5,000,000	100%	2.600%	$4,870,000	Fixed (Step-up)	See Other Terms	Monthly	30/360	9/13/2024	10/13/2012	$1.83	Yes	No	Senior Unsecured Notes

Redemption Information: Callable - See Other Terms

Trade Date: September 6, 2012 @ 12:00 PM ET

Issue Date: September 13, 2012

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

Other Terms:

Interest Payment Dates: The 13th day of each month, commencing on October 13, 2012 up to and including the Maturity Date

Interest Rates:	From and including the Issue Date to but excluding September 13, 2017: 2.20% per annum;

From and including September 13, 2017 to but excluding September 13, 2022: 3.00% per annum; and

From and including September 13, 2022 to but excluding September 13, 2024: 5.00% per annum.

Redemption: The Notes are redeemable at the option of the Issuer in whole (but not in part) quarterly on those Interest Payment Dates scheduled to fall in March, June, September and December, commencing on the Interest Payment Date scheduled to fall in September 2017 and continuing quarterly to and including the Interest Payment Date scheduled to fall in June 2024 (each an “Optional Redemption Date”). The redemption price will be equal to 100% of the principal amount of the Notes, plus any accrued but unpaid interest to but excluding the date of redemption.

Notwithstanding any provision to the contrary in the Notes or in the Prospectus, the Issuer must give notice (in the manner provided in the Prospectus) of its intention to exercise its redemption option no later than 5 Business Days before the relevant Optional Redemption Date.

Business Day: New York, London and Sydney

Exchange Listing: None

Agent: Merrill Lynch, Pierce, Fenner & Smith Incorporated

Investing in the Notes involves risks. See “Risk Factors” beginning on page 9 of the prospectus. You should carefully consider the risks and the other information contained or incorporated by reference in the prospectus dated May 10, 2012, as filed with the Securities and Exchange Commission (SEC), before investing in the Notes.  You can access a copy of the prospectus free of charge on the SEC’s website at www.sec.gov or by calling the Agent toll free at 1-866-500-5408. Any payments due on the Notes, including any repayment of principal, will be subject to our credit risk.

Neither the SEC nor any state securities commission has approved or disapproved of the Notes or determined if this pricing supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

In the ordinary course of its business activities, the Agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investments and securities activities may involve securities and/or instruments of ours or our affiliates.  The Agent has informed us that it or its affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies.  The Agent has also informed us that it and its affiliates would typically hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby.  Any such short positions could adversely affect the future market value of the

Notes offered hereby. The Agent may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In addition, the business, hedging and trading activities of the Agent and its affiliates, and any hedging and trading activities the Agent or its affiliates engage in for its clients’ accounts may negatively affect the market value and return of the Notes and may create conflicts of interest with you.